Autodesk Press Release
Press :     Taylor Long, (541) 231-9695
    taylor.long@autodesk.com
Investors :    Abhey Lamba, (415) 547-3502
abhey.lamba@autodesk.com

Autodesk to Acquire BuildingConnected, a Leading Construction Bid-Management Platform
Companies Look to Create a Digital Marketplace for the Global Construction Industry

SAN RAFAEL, CA, Dec 20, 2018 -- Autodesk, Inc. (NASDAQ: ADSK) has signed a definitive agreement to acquire BuildingConnected for $275 million net of cash acquired. This acquisition will add bid management, risk analysis and other preconstruction solutions to Autodesk’s construction portfolio. In addition, BuildingConnected’s network presents an opportunity to create a robust digital marketplace for construction goods and services.

BuildingConnected has built a network of more than 700,000 construction professionals, helping real estate owners and general contractors find and hire qualified contractors for their projects. It is the largest and fastest-growing digital network of construction professionals. BuildingConnected’s customers include Turner Construction, McCarthy, Mortenson, StructureTone, Skanska, Clark Construction, Ryan Companies and AECOM.

BuildingConnected CEO and co-founder Dustin DeVan said, “Bid management is a critical step in preconstruction, since bidding is the genesis of construction projects. Our game-changing suite of preconstruction tools are saving customers time and money. We’ve helped thousands of owners, general contractors and subcontractors streamline their businesses and communicate better. Together with Autodesk, we can expand the platform’s capabilities and scale globally.”

Autodesk CEO Andrew Anagnost said, “We are investing in digitizing and automating construction workflows. Autodesk’s goal is to connect construction processes across design, build and operations. BuildingConnected has proven to customers the tremendous value in moving from traditional rolodexes, whiteboards, emails and spreadsheets to an easy-to-use digital bidding platform. BuildingConnected, along with Autodesk BIM 360, Revit, AutoCAD, and our acquisitions of PlanGrid and Assemble Systems, gives us a comprehensive construction offering and go-to-market capabilities. We look forward to integrating our recent acquisitions and making construction Autodesk’s next billion-dollar business.”

“This acquisition provides an opportunity for Autodesk and BuildingConnected to connect every business in the construction industry, becoming the definitive source of information throughout the sector,” said Jim Lynch, Vice President and General Manager, Autodesk Construction Solutions. “Our tools empower all stakeholders with greater visibility and better information to make immediate decisions. We’re excited about creating a robust digital marketplace for the global construction industry, helping to boost productivity, while lowering cost and risk.”

In addition to its leading bid-management platform, BuildingConnected offers TradeTapp, a subcontractor risk analysis platform, and Bid Board Pro, a platform that helps subcontractors manage and win more bids. BuildingConnected is the only bid-management platform that provides general contractors and owners with project-specific risk mitigation recommendations based on subcontractor qualification data. This helps contractors efficiently vet and make more informed decisions when selecting subcontractors.

Business Outlook and Terms

The transaction is subject to customary closing conditions and is expected to close during Autodesk’s fourth quarter of fiscal 2019, ending January 31, 2019. The acquisition will have no material impact on Autodesk’s fourth quarter and fiscal year 2019 guidance issued on November 20, 2018. For fiscal year 2020, Autodesk expects an immaterial revenue and Annualized Recurring Revenue (ARR) benefit from BuildingConnected and a slightly dilutive impact to profitability and cash flow. Inclusive of the transaction, the company is maintaining its free cash flow goal for the year.
For more background on the acquisition, please see the accompanying presentation here.

Today, Autodesk also announced it has completed the acquisition of PlanGrid, a leading provider of construction productivity software. For more information, please view this press release and frequently asked questions.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding: the planned BuildingConnected acquisition and the timing thereof, the impact of the acquisition on Autodesk's guidance issued on November 20, 2018 and business performance; the impact of the transaction on Autodesk's and BuildingConnected's products and services capabilities, customers, and partners; Autodesk's plans to improve construction workflows and create a digital marketplace for the global construction industry; and Autodesk’s expectations regarding the success of its construction business.
Factors that could cause actual results to differ materially include the following: Autodesk's ability to successfully integrate BuildingConnected's business; costs related to the acquisition; whether the construction industry grows as anticipated; the competitive environment in the construction industry and competitive responses to the acquisition; Autodesk and BuildingConnected's success developing new products or modifying existing products and the degree to which these gain market acceptance; general market and business conditions; unanticipated impact of accounting for acquisitions; and the ability to satisfy the conditions to the completion of the acquisition on the anticipated schedule, or at all.
Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2018, July 31, 2018 and October 31, 2018, which are on file with the U.S. Securities and Exchange Commission.

Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

For more information, please visit the Autodesk Newsroom.

# # #
About BuildingConnected
BuildingConnected is a leading preconstruction platform enabling real estate owners and general contractors to hire qualified contractors for their projects. BuildingConnected’s mission is to connect every business in the $10 trillion construction industry and to strengthen the lives, jobs, and relationships of millions of hardworking construction professionals worldwide. From the new arenas for the Golden State Warriors and Los Angeles Rams, to local schools and hospitals, BuildingConnected’s tools are helping cities grow and bringing communities together.

About Autodesk
Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything.

Autodesk, AutoCAD, BIM 360 and Revit are registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2018 Autodesk, Inc. All rights reserved.